UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        May 8, 2019 (May 3, 2019)

PACIFIC PREMIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17901 Von Karman Avenue, Suite 1200, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (949) 864-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	PPBI	NASDAQ Stock Market

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 3, 2019, Pacific Premier Bancorp, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc., as representative of the underwriters named in the Underwriting Agreement, to issue and sell to the public $125 million aggregate principal amount of its 4.875% Fixed-to-Floating Rate Subordinated Notes due May 15, 2029 (the “Notes”), at a public offering price equal to 100% of the aggregate principal amount of the Notes (the “Offering”).  The Company estimates that the net proceeds from the Offering, after deducting underwriting discounts and estimated expenses, will be approximately $122.4 million.  The Offering was completed on May 8, 2019.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, customary conditions to closing, obligations of the parties and termination provisions.  The foregoing description is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.  The description of the material terms of the Underwriting Agreement and the transaction contemplated thereby is qualified in its entirety by reference to such exhibit.

The Notes were offered pursuant to a prospectus supplement, dated May 3, 2019, to the prospectus dated April 23, 2019 that forms part of the Company’s Registration Statement on Form S-3ASR (File No. 333-230993) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Notes were issued pursuant to the Indenture, dated as of May 8, 2019 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture relating to the Notes, dated as of May 8, 2019, between the Company and the Trustee (the “First Supplemental Indenture”).  The Indenture, as amended and supplemented by the First Supplemental Indenture, governs the terms of the Notes and provides that the Notes are unsecured, subordinated debt obligations of the Company.  The Notes will mature on May 15, 2029.  The Company may redeem the Notes on or after May 15, 2024.  From and including the issue date, but excluding May 15, 2024, the Notes will bear interest at an initial fixed rate of 4.875% per annum, payable semi-annually.  From and including May 15, 2024 to, but excluding the maturity date or the date of earlier redemption, the Notes will bear interest at a floating rate equal to the then-current three-month LIBOR rate determined on the determination date of the applicable interest period, plus a spread of 250 basis points (2.50%); provided, however, in the event that the then-current three-month LIBOR is less than zero, then the three-month LIBOR will be deemed to be zero.

The Notes are unsecured subordinated obligations of the Company.  There is no sinking fund for the Notes.  The Notes are subordinated in right of payment to the payment of the Company’s existing and future senior indebtedness, including all of its general creditors, and they are structurally subordinated to all of the Company’s subsidiaries’ existing and future indebtedness and other obligations.  The Notes are obligations of the Company only and are not obligations of, and are not guaranteed by, any of the Company’s subsidiaries.  The Company may also redeem the Notes at any time, including prior to May 15, 2024, at their option, in whole but not in part, if: (a) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the Notes for U.S. federal income tax purposes; (b) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (c) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date.

The foregoing descriptions are qualified in their entirety by reference to the Indenture, the First Supplemental Indenture and the Notes, the form of which is attached as Exhibit A to the First Supplemental Indenture.  Copies of the Indenture and the First Supplemental Indenture, including the form of Notes attached as Exhibit A to the First Supplemental Indenture, are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

ITEM 2.03           CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under the fourth and fifth paragraphs of Item 1.01 above and the full text of the Indenture and the First Supplemental Indenture, which are attached hereto as Exhibits 4.1 and 4.2, respectively, are incorporated by reference into this Item 2.03.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

1.1	Underwriting Agreement, dated as of May 3, 2019, between the Company and Keefe, Bruyette & Woods, Inc., as representative of the underwriters named therein
4.1	Indenture, dated as of May 8, 2019, between the Company and the Trustee
4.2	First Supplemental Indenture, dated as of May 8, 2019, between the Company and the Trustee
4.3	Form of 4.875% Fixed-to-Floating Rate Subordinated Notes due May 15, 2029 (included in Exhibit 4.2)
5.1	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated: May 8, 2019	By:	/s/ RONALD J. NICOLAS, JR.
Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer